Exhibit 99.1

Contact:     For news media, George E. Biechler, 610-774-5997
For financial community, Joseph P. Bergstein, 610-774-5609

PPL reaches agreement to sell certain non-core generating assets

ALLENTOWN, Pa. (Sept. 9, 2010) -- PPL Corporation (NYSE: PPL) said Thursday (9/9) it has reached agreement to sell interests in certain non-core generating stations to LS Power Equity Advisors, an affiliate of LS Power.
The transaction will include the 244-megawatt PPL Wallingford Energy plant, a natural gas-fired facility located in the Town of Wallingford, Conn.; the 585-megawatt PPL University Park plant, a natural gas-fired facility located in University Park, Ill.; and PPL’s one-third share in Safe Harbor Water Power Corporation, owner of the 421-megawatt Safe Harbor Hydroelectric Station on the Susquehanna River in Conestoga, Pa.
The transaction, for approximately $381 million in cash, is expected to close in the fourth quarter of 2010, pending receipt of necessary regulatory approvals and third- party consents. The transaction is expected to result in an after-tax special item charge against PPL’s third-quarter earnings of $65 million to $80 million.
Following the closing of the sale, PPL will continue to operate a diverse mix of competitive-market generating plants in Pennsylvania and Montana, with a combined capacity of nearly 11,000 megawatts.
Credit Suisse and BofA Merrill Lynch served as PPL’s financial advisors in this transaction.
PPL Corporation, headquartered in Allentown, Pa., owns or controls generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.
LS Power is a power generation and transmission group with a proven track record of successful development activities, operations management and commercial execution. LS Power has been involved in the development, construction, or operations of over 20,000 MW of power generation throughout the United States. LS Power is actively developing both power generation and transmission infrastructure to serve the need for new generation and improve the aging transmission system. Highly regarded in the financial community, LS Power has raised over $13 billion to support investment in energy infrastructure since 2005. For more information, visit www.LSPower.com.

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